UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A/A
Amendment No. 1
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
Yingli Green Energy Holding Company Limited
(Exact name of registrant as specified in its charter)

Cayman Islands (State of incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)
No. 3055 Middle Fuxing Road
Baoding 071051, People’s Republic of China
(86 312) 8929-700
(Address of principal executive offices)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Ordinary Share Purchase Rights	New York Stock Exchange, Inc.

*	Application to be made for listing, not for trading, but only in connection with the registration of the American Depositary Shares pursuant to requirements of the Securities and Exchange Commission.

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐
Securities to be registered pursuant to Section 12(g) of the Act: None.

SIGNATURE
EXHIBIT INDEX
EX-4.2 Amendment No. 1 to Rights Agreement

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.
     On June 2, 2008, Yingli Green Energy Holding Company Limited (the “Company”) and RBC Dexia Corporate Services Hong Kong Limited entered into Amendment No. 1 to Rights Agreement (“Amendment No.1”). Amendment No. 1 amends the Rights Agreement by changing the definition of “Yingli Power Entity” to mean Yingli Power Holding Company Limited, a British Virgin Islands company, or any Affiliate thereof, or any pledgee, chargee or mortgagee of any Ordinary Shares of the Company held by Yingli Power Holding Company Limited or any transferee of such pledgee, chargee or mortgagee.
     A copy of Amendment No. 1 has been filed as Exhibit 4.2 to this Form 8-A. The foregoing summary description of Amendment No. 1 is qualified in its entirety by reference to such exhibit.

Item 2.	Exhibits.
4.1	Rights Agreement, dated as of October 17, 2007, between Yingli Green Energy Holding Company Limited and RBC Dexia Corporate Services Hong Kong Limited, as Rights Agent (incorporated by reference to the Company’s registration statement on Form 8-A filed with the Securities and Exchange Commission on October 17, 2007)

4.2	Amendment No. 1 to Rights Agreement, dated as of June 2, 2008, between Yingli Green Energy Holding Company Limited and RBC Dexia Corporate Services Hong Kong Limited, as Rights Agent

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

YINGLI GREEN ENERGY HOLDING COMPANY LIMITED
By:	/s/ Liansheng Miao
	Name:	Liansheng Miao
	Title:	Chairman of the Board and Chief Executive Officer

Dated: June 3, 2008

EXHIBIT INDEX

Exhibit No.	Description

4.1	Rights Agreement, dated as of October 17, 2007, between Yingli Green Energy Holding Company Limited and RBC Dexia Corporate Services Hong Kong Limited, as Rights Agent (incorporated by reference to the Company’s registration statement on Form 8-A filed with the Securities and Exchange Commission on October 17, 2007)

4.2	Amendment No. 1 to Rights Agreement, dated as of June 2, 2008, between Yingli Green Energy Holding Company Limited and RBC Dexia Corporate Services Hong Kong Limited, as Rights Agent